EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 25, 2020, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Insulet Corporation on Form 10-K for the year ended December 31, 2019.  We consent to the incorporation by reference of said report in the Registration Statements of Insulet Corporation on Forms S-3 (No. 333-158354 and 333-172782) and on Forms S-8 (No. 333-231860, 333-144636, 333-153176, 333-183166, 333-202689, 333-208387 and 333-218125).

/s/ GRANT THORNTON LLP

Boston, Massachusetts
February 25, 2020